EXHIBIT 11
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CityFed Financial Corp.
Statement Regarding the Computation of Basic Loss Per Common Share

For the Years Ended December 31, 2005 and 2004

                                                       Year Ended December 31,
                                                       -----------------------
                                                         2005           2004
                                                         ----           ----
Computation of Basic Loss Per Share:
Weighted average number of shares outstanding        28,716,134      28,716,134
                                                    ===========     ===========
Income (loss) applicable to common stock:(1)
From Continuing Operations                          $(9,002,000)    $(8,889,000)
                                                    ===========     ===========
From Discontinued Operations                        $       --      $    14,000
                                                    ===========     ===========
Net Loss                                            $(9,002,000)    $(8,875,000)
                                                    ===========     ===========
Basic loss per share:
From Continuing Operations                          $     (0.31)    $     (0.31)
                                                    ===========     ===========
From Discontinued Operations                        $       --      $       --
                                                    ===========     ===========
Net Loss                                            $     (0.31)    $     (0.31)
                                                    ===========     ===========


1. Losses applicable to common stock are net of preferred stock dividends for each of the years ended December 31, 2005 and 2004 in the amount of $9,114,000.